PROSPECTUS Dated June 2, 1997                     Pricing Supplement No. 29 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-27919
Dated June 2, 1997                                           December 24, 1997
                                                                Rule 424(b)(3)
                Morgan Stanley, Dean Witter, Discover & Co.
                        MEDIUM-TERM NOTES, SERIES C
                        Senior Floating Rate Notes

                               ------------

               The Medium-Term Notes, Series C (Senior Floating Rate Notes) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date and will not be redeemable at the option of Morgan Stanley, Dean Witter, Discover & Co. prior to the Maturity Date. The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.



Principal Amount:        $500,000,000

Maturity Date:           January 15, 1999; provided that if such day is
                         not a Business Day, the payment of principal and interest will be made on the next succeeding
                         Business Day, and no interest on such payment shall accrue for the period from and after the Maturity
                         Date

Interest Accrual Date:   January 15, 1998

Interest Payment
  Dates: Each January 15, April 15, July 15 and October 15, commencing April 15, 1998; provided that the final Interest Payment Date will be the Maturity Date. If any such day (other than the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the next preceding day that is a Business Day

Initial Interest Rate:   To be determined two London Banking Days prior to the
                         date of issuance


Base Rate:               LIBOR

Index Maturity:          3 Month

Spread (Plus or Minus):  Minus 0.05% per annum

Minimum Denomination:    $1,000

Interest Payment
  Period:                Quarterly

Specified Currency:      U.S. Dollars

Issue Price:             100.00%

Settlement Date
  (Original Issue Date): January 15, 1998

Initial Interest Reset
  Date:                  April 15, 1998, or if such day is not
                         a Business Day, the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Initial Interest Reset Date shall be the next preceding day that is a Business Day

Interest Reset Dates:    Same as Interest Payment Dates

Interest Reset Period:   Quarterly

Interest Determination
  Dates:                 Two London Banking Days prior to each
                         Interest Reset Date

Reporting Service:       Telerate (Page 3750)

Book Entry Note or
  Certificated Note:     Book Entry Note

Senior Note or
      Subordinated Note: Senior Note

Agent:                   Morgan Stanley & Co. Incorporated

Calculation Agent:       The Chase Manhattan Bank

Business Days:           London, New York

CUSIP:                   61745ELE9

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                          MORGAN STANLEY DEAN WITTER